Exhibit 99.1

Contact:   Michael R. Sand,
  President & CEO
  Dean J. Brydon, CFO
                   (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp, Inc. Announces Completion of Acquisition of South Sound Bank

Hoquiam, WA – October 1, 2018, Timberland Bancorp, Inc. (NASDAQ:TSBK) ("Timberland") the parent company of Timberland Bank, announced that it completed, effective October 1, 2018, the acquisition of South Sound Bank.  Timberland, Timberland Bank and South Sound Bank entered into the merger agreement in connection with the transaction on May 22, 2018.

Under the terms of the Agreement, South Sound Bank shareholders will receive 904,826 shares of Timberland common stock and $6.9 million in cash (fixed per share consideration of (i) 0.7460 of a share of Timberland common stock and (ii) $5.68825 in cash).  Cash will be paid in lieu of any fractional shares. South Sound Bank had $181.9 million in assets, $122.6 million in loans and $155.2 million in deposits at June 30, 2018.

Michael R. Sand, President and Chief Executive Officer of Timberland and Timberland Bank, said, "We are pleased to welcome the customers and employees of South Sound Bank to the Timberland family.  We look forward to deepening existing customer relationships with the enhanced and additional services offered by Timberland Bank."

"We are pleased to welcome Daniel D. Yerrington to the Boards of Directors of Timberland and Timberland Bank," said Jon C. Parker, Chairman of the Boards.  "Dan was a founding member of South Sound Bank, served as its President and CEO and has extensive leadership and banking experience.  He is also actively involved in community activities in Thurston County."

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  Timberland Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).

FORWARD-LOOKING STATEMENTS
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate," "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that Heritage expects or anticipates will or may occur in the future are forward-

looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of Timberland, particularly the Form S-4 and its Form 10-K for the year ended September 30, 2017, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.  Specific risks in this press release include among other things: the expected cost savings, synergies and other financial benefits from the acquisition of South Sound Bank might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected.